EXHIBIT 4.5

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
ALIMERA SCIENCES, INC.

Alimera Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is Alimera Sciences, Inc.
SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 4, 2003, under the name of Alimera Sciences, Inc.
THIRD: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorized the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the first paragraph of Article IV of the Restated Certificate be amended and restated to read in its entirety as follows:
The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is one hundred fifty million (150,000,000) par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), par value $0.01 per share.
FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its President and Chief Financial Officer this 16 day of November 2016.
/s/ Richard S. Eiswirth, Jr.
Richard S. Eiswirth, Jr.
President and Chief Financial Officer